Exhibit 99.1

Contacts:	Superior Energy Services, Inc. Terence Hall, CEO Robert Taylor, CFO Greg Rosenstein, VP of Investor Relations 504-362-4321

Superior Energy Services, Inc. to Acquire Mature Gulf of Mexico Properties through a Strategic
Investment in Coldren Resources, LP
Superior to have first call on all service related work, which is projected to generate at least $165 million in well intervention, rental tools and liftboat services
Harvey, La. — May 16, 2006 — Superior Energy Services, Inc. (NYSE: SPN), (“Superior”) today announced that Coldren Resources, LP (“Coldren”) has entered into a purchase and sale agreement to acquire certain Gulf of Mexico shelf assets from Noble Energy, Inc. (NYSE: NBL) for $625 million. Coldren is a subsidiary of Coldren Oil & Gas Company LP, a First Reserve portfolio company.
Superior has acquired a 40% interest in Coldren in order to give its core businesses the first right to provide services, rental tools and liftboats required by Coldren and to diversify the property portfolio of its subsidiary SPN Resources, LLC. Coldren’s purchase of Noble Energy’s shelf assets is expected to close by June 30, 2006 with an effective date of March 1, 2006, subject to regulatory review and customary closing adjustments and conditions.

Transaction highlights:
•	Superior’s investment in Coldren will include 10% of the funds required to both purchase Noble Energy’s shelf assets (expected to be up to $40 million) and pay for Superior’s portion of insurance, hedging, fees and expenses (expected to be up to $30 million). Actual funds will be determined at closing. Superior does not anticipate investing additional capital in Coldren as Coldren’s cash flows are expected to fund its future capital requirements and debt service.

•	First Reserve’s investment in Coldren will include 15% of the funds required to both purchase Noble Energy’s shelf assets (expected to be up to $60 million) and pay for First Reserve’s portion of insurance, hedging, fees and expenses (expected to be up to $45 million).

•	Approximately 75% (or up to $525 million) of Coldren’s capital structure will be comprised of term debt that is non-recourse to Superior (beyond its investment in Coldren).

•	Superior has the first call to provide production-related and decommissioning services for all Coldren operated properties, generating significant future revenue opportunities. SPN Resources will participate on the management committee of Coldren and will seek to efficiently schedule the timing of all work and optimize utilization of Superior’s well intervention services, rental tools and liftboats employed on all Coldren operated properties.

•	On properties which Coldren owns an interest but does not operate, Superior will solicit operators to use Superior’s services.

•	Superior expects to deploy its well intervention services to build reserves in these mature oil and gas properties which management believes will enhance the economics of this investment.

•	Superior expects its investment in Coldren and the Noble Energy assets, coupled with the subsequent service work opportunities, to generate incremental earnings per share of $0.07 to $0.10 in 2006 and $0.27 to $0.33 in 2007.

•	Currently, the properties produce approximately 120 million cubic feet equivalent per day, of which 64% are operated. SPN Resources will directly manage mature properties with approximately 40% of the overall reserve value.

•	SPN Resources expects to continue its current practices with respect to exploration wells by electing to have Coldren farm out these wells to third parties that will carry Coldren for an interest on an unrisked basis.

•	Anticipated demand for services, rental tools and liftboats generated by this investment may support capacity expansion opportunities in our core business segments.
Chairman and CEO Terry Hall Comments
“Our involvement in this investment is underpinned by our core competencies in enhancing, extending and maintaining oil and gas production,” said Terry Hall, Chairman and CEO of Superior Energy Services. “Through our long-standing relationship with First Reserve and our experience working with the management of Coldren, we have demonstrated our expertise and ability to add value throughout a well’s life-cycle. To Superior, this opportunity significantly increases our earnings potential across all of our business segments, allowing us to optimize utilization of services, rental tools and liftboats. We believe the multiple benefits to our core business enhance this opportunity.”
Superior will have a first call on all well intervention and decommissioning contracts required for Coldren operated properties. Based on initial evaluation of the properties expected to be acquired, Superior believes at least $165 million in work can be provided by its well intervention services, rental tools and liftboats. This amount is expected to increase upon further engineering evaluation of the acquired properties.
The properties to be acquired by Coldren span the entire Gulf of Mexico shelf waters and consist of approximately 725,000 gross (423,000 net) leasehold acres over 54 total fields. These properties contain 520 wellbores (132 operated) and 158 platforms (27 operated), all of which are expected to have meaningful production-related and decommissioning needs.
“Coupled with our increasing library of work and the positive market outlook for well-intervention demand, this transaction provides us with the added comfort to opportunistically expand our core businesses without sacrificing utilization or margin potential,” added Hall.
Financing and M&A advisory services for this transaction have been provided to Coldren by Credit Suisse and Bank of America, N.A.

Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the drilling-related and production-related needs of oil and gas companies primarily in the Gulf of Mexico and select international markets. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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